Exhibit 99.3

INDEPENDENT AUDITOR’S CONSENT

To: Export Development Canada

I consent to the use of my independent auditor’s report dated 10 March 2021 to the Minister of Small Business, Export Promotion and International Trade on the consolidated financial statements of Export Development Canada, which comprise the consolidated statement of financial position as at 31 December 2020, and the consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies, which is included in Export Development Canada’s Annual Report on Form 18-K for the fiscal year ended 31 December 2020 that is incorporated by reference in Export Development Canada’s Registration Statement under Schedule B to be filed with the U.S. Securities and Exchange Commission on the Electronic Data Gathering, Analysis and Retrieval system on 22 December 2021.

/s/ Normand Lanthier Normand Lanthier, CPA, CA
Principal for the Auditor General of Canada

Ottawa, Canada 22 December 2021